Exhibit 99.1

ContraVir Pharmaceuticals to Present at BIO CEO & Investor Conference

EDISON, N.J., Feb. 9, 2018 — ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today that it will present at BIO CEO & Investor Conference 2018, to be held February 12-13, 2018, at the Marriott Marquis in New York.

James Sapirstein, Chief Executive Officer of ContraVir, will provide an overview of the company’s business and will be available to participate in one-on-one meetings with investors who are registered to attend the conferences.

Presentation Date: Monday, February 12th

Presentation Time: 10:00AM (Eastern Time)

Presentation Room: Ziegfeld

Location: Marriott Marquis

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The company is developing two novel anti-HBV compounds with complementary mechanisms of action. TXL™, designed to deliver high intrahepatic concentrations of TFV while minimizing off-target effects caused by high levels of circulating TFV, recently completed a Phase 2a trial. CRV431, the other anti-HBV compound, is a next-generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. In vitro and in vivo studies have thus far demonstrated that CRV431 reduces HBV DNA and other viral proteins, including surface antigen (HBsAg). For more information visit www.contravir.com.

For further information, please contact:

Sharen Pyatetskaya

Director of Investor Relations

sp@contravir.com; (732) 902-4028